Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Micromet Inc.’s 2003 Amended and Restated Equity Award Incentive Plan and the Employee Stock Purchase Plan of our reports dated March 13, 2008, with respect to the consolidated financial statements of Micromet, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young GmbH WPG
formerly known as Ernst & Young AG WPG and Ernst & Young Deutsche Allgemeine Treuhand AG WPG

Munich, Germany
December 18, 2009